Exhibit 10.16(a)

HORACE MANN SERVICE CORPORATION EXECUTIVE SEVERANCE PLAN

SCHEDULE A PARTICIPANTS

NAME OR TITLE	EFFECTIVE DATE OF PARTICIPATION*

TIER I PARTICIPANTS
President and CEO	**

TIER II PARTICIPANTS
EVP and CFO	**
EVP and Chief Marketing Officer	**
EVP, Property and Casualty	**
EVP, Annuity, Life, Group	March 15, 2012

*Subject to acceptance within 30 days of the effective date of participation

**Subject to Section 4.3(c) of the Plan